The George Putnam Fund of Boston, Annual Report, 01/31/09


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)		Class A	45,852
					Class B	  3,505
					Class C	   808

72DD2 (000s omitted)		Class M	 2,514
					Class R	    90
					Class Y	 5,853


73A1					Class A	0.314
					Class B	0.263
					Class C	0.263

73A2					Class M	0.282
					Class R	0.300
					Class Y	0.331

74U1	(000s omitted)		Class A	 124,490
					Class B	  11,321
					Class C	   2,679

74U2	(000s omitted)		Class M	   8,430
					Class R	     147
					Class Y	  13,921

74V1					Class A	8.81
					Class B	8.71
					Class C	8.75

74V2					Class M	8.70
					Class R	8.78
					Class Y	8.84



Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

74P

On September 26, 2008, the fund entered into Agreements with other registered investment companies
(each a Seller) managed by Putnam Management.
Under the Agreements, the Seller sold to the fund the right to receive, in the aggregate, $4,129,699 in net payments from Lehman Brothers Special Financing, Inc.
in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable will be offset against the funds net payable to Lehman Brothers
Special Financing, Inc. and is included in the Statement of assets and liabilities within Payable for closed swap contracts. Future payments under the Agreements are valued at fair value following procedures approved by the Trustees and are included in the Statement of assets and liabilities. All remaining payments under the Agreements will be recorded as realized gain or loss.